Exhibit 10.1

February 6, 2017

Paul Caine

By email

RE: Employment as Interim Chief Executive Officer

Dear Paul,

Tremor Video, Inc. (the “Company”) is pleased to offer you the position of Interim Chief Executive Officer (CEO), on the terms set forth in this letter. Subject to the terms of this offer letter, the effective date of your employment will be February 9, 2017 (the “Start Date”).

You will report to the Company’s Board of Directors (the “Board”), and will be responsible for such duties as are normally associated with the role of an Interim CEO, including but not limited to assisting in and advising with respect to the acquisition and selection of a replacement CEO for the Company, and as may otherwise be determined by the Board. While travel in the performance of your duties may be required, you will work principally at our offices in New York, New York.

As a condition to your assumption of duties pursuant to this letter agreement, you shall resign your position as non-executive Chairman of the Board and you shall resign from the Audit Committee of the Board.  Both such resignations must be effective prior to the Start Date; provided that, subject to applicable NYSE and SEC rules, you shall be restored to such positions once your tenure as Interim Chief Executive Officer (CEO) ends.  You will remain a member of the Board during your service as Interim CEO; however, you will be ineligible to receive any cash stipend pursuant to the Company’s Non-Employee Director Compensation Plan during such service.  All restricted stock units previously issued to you under the Company’s Non-Employee Director Compensation Plan will continue to vest for so long as you continue to serve as a member of the Board.

The offer described above is contingent upon your ability to provide, within three (3) business days of your first day of work, proof of your eligibility to work in the United States.

Compensation and Benefits

You will be paid a monthly salary of $66,667, less payroll deductions and all required withholdings, paid bi-weekly in accordance with the Company’s standard payroll practices. You will be eligible for standard benefits including medical insurance, according to standard Company policy as amended from time to time.   You will receive a one-time bonus of $86,000, less payroll deductions and all required withholdings, paid on the first payroll date following your Start Date.

The Company reimburses employees for certain reasonable and documented business expenses. Please refer to the Company’s Travel & Expense policy for additional information.

Expense reports must be submitted on a monthly basis.

Company Rules and Policies

As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read the Company’s Employee Handbook which may be revised, amended or supplemented by Company at any time.

Termination of Employment

Unless otherwise agreed in writing, your employment with the Company shall be “at will”. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Miscellaneous

By signing and accepting this offer, you represent and warrant that (i) you are not subject to any pre-existing contractual or other obligation with any person, company or business enterprise (including any non-competition or non-solicitation covenant) which may be an impediment to your employment with the Company as its employee; and (ii) you do not have, and shall not bring to Company premises, or use during the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company, subject only to the terms of the definitive agreements referenced in this letter. The terms of this letter agreement and the resolution of any disputes will be governed by New York law.

If you wish to accept employment at the Company under the terms described above, please sign and return to Aaron Saltz, General Counsel, via email at asaltz@tremorvideo.com.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

Tremor Video, Inc.

By:	/s/Aaron Saltz
Aaron Saltz
General Counsel

I have read and accept this offer letter:

/s/Paul Caine
Paul Caine

Dated: February 6, 2017